Exhibit 99.1

Nara Bancorp, Inc. Announces $55 Million Common Stock Offering

LOS ANGELES--(BUSINESS WIRE)--October 24, 2011--Nara Bancorp, Inc. ("Nara" or the "Company") (Nasdaq: NARA) announced today that it has commenced an underwritten public offering of approximately $55 million of its common stock. Keefe, Bruyette & Woods and D.A. Davidson & Co. will serve as co-lead underwriters. The Company intends to grant the underwriters an option to purchase up to an additional 15% of the amount of common stock offered to cover over-allotments, if any.

Nara intends to use the net proceeds of the offering for general corporate purposes. These purposes include enhancement of Nara’s capital position to support Nara’s pending merger of equals with Center Financial Corporation, supporting internal growth in its banking business, funding working capital requirements and possible retirement of debt, preferred stock or other securities.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy shares of Nara common stock, nor shall there be any offer or sale of shares of Nara common stock in any state in which such offer, solicitation or sale would be unlawful. The shares will be offered solely pursuant to a prospectus supplement and accompanying prospectus that have been filed as part of a shelf registration statement that has been filed with the Securities and Exchange Commission on Form S-3 (Registration No. 333-172521) and has become effective. The prospectus supplement and the accompanying prospectus may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling toll-free (800) 966-1559; or from D.A. Davidson & Co. - Prospectus Department, 8 Third Street North, Great Falls, MT 59401, (406) 791-7319.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, a full-service community bank headquartered in Los Angeles with $3.0 billion in assets as of September 30, 2011. Nara Bank operates 23 full-service branches in California, New York and New Jersey, and a loan production office in Texas. Founded in 1989 specifically to serve the needs of Korean-Americans, Nara Bank now serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the Federal Reserve System and its deposits are insured by the FDIC. Nara Bank is an Equal Opportunity Lender.

Forward-Looking Information

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the respective documents. The Company undertakes no obligation to revise these forward-looking statements.

CONTACT:
Financial Profiles, Inc.
Tony Rossi
Investor Relations
310-478-2700 ext. 13
trossi@finprofiles.com